Exhibit 99.1

GeneDx Announces Preliminary 2024 Financial Results
Expects to exceed guidance with full year 2024 revenues1 of at least $299 million
Expects fourth quarter 2024 revenues1 of at least $92 million
Expects to exceed guidance with full year 2024 adjusted gross margin1 of at least 64%
Expects fourth quarter 2024 adjusted gross margin1 of at least 68%

STAMFORD, Conn., January 13, 2025 — GeneDx Holdings Corp. (Nasdaq: WGS), a leader in delivering improved health outcomes through genomic insights, today reported preliminary financial results for the fourth quarter and full year of 2024.
“2024 was a transformative year for GeneDx, as we achieved our profitability milestone of adjusted net income, released landmark studies, strengthened our products and expanded our team to set up for the opportunity ahead,” said Katherine Stueland, CEO of GeneDx. “The economic burden of rare disease is estimated to be $1 trillion annually, with the absence of early diagnosis being a major contributor to this cost and the cause for unnecessary and avoidable suffering faced by too many families. With our differentiated capabilities, GeneDx is setting the standard for the use of genetics in healthcare. We ended 2024 with momentum and are only beginning to unlock our full potential.”
“Our Q4 performance reflects strong execution as we expect to deliver a second consecutive quarter of adjusted net income and our first quarter of positive operational cash flow,” said Kevin Feeley, CFO of GeneDx.

Preliminary Full Year and Fourth Quarter 2024 Financial Results (Unaudited)
Management expects GeneDx to report:
Revenues1
•Revenues1 of at least $299 million for full year 2024, an increase of 54% year-over-year (previous guidance was $284-$290 million).
•Revenues1 of at least $92 million in the fourth quarter 2024, an increase of 59% year-over-year and 20% sequentially.
•Exome and genome test revenues of at least $75.8 million in the fourth quarter 2024, an increase of 93% year-over-year and 26% sequentially.
Gross Margin1
•Adjusted gross margin of at least 64% for full year 2024 (previous guidance was at least 62%).
•Adjusted gross margin of at least 68% for the fourth quarter 2024, up from 64% in the third quarter of 2024.
Full year and fourth quarter 2024 revenues and adjusted gross margin includes $6.8 million of discrete benefit in connection with a multi-year appeal recovery from a single third-party payer. The fourth quarter benefit is composed of $5.8 million to exome genome revenues and $1.0 million to other test lines.
Exome and genome volume
•Exome and genome test result volume of 20,676 in the fourth quarter, an increase of 32% year-over-year and 7% sequentially with exome and genome representing 38% of all tests result volume in the fourth quarter.
1. Revenue and adjusted gross margin results from continuing operations, which excludes any revenue from the exited Legacy Sema4 diagnostic testing business. Total Company Revenue for the full year and fourth quarter 2024 are expected to be at least $302 million and $92 million, respectively.

GeneDx has not completed the preparation of its consolidated financial statements for the year ended December 31, 2024. The preliminary, unaudited results presented in this press release for the quarter and year ended December 31, 2024, are based on current expectations and are subject to adjustment, as the company completes the preparation of its 2024 year-end consolidated financial statements and its 2024 year-end audit.
GeneDx will release financial results for the fourth quarter and full year of 2024 before the market opens on Tuesday, February 18, 2025. On the same day, management will host a conference call to discuss financial and operating results at 8:30 a.m. Eastern Time.
Investors interested in listening to the conference call are required to register online. A live and archived webcast of the event will be available on the “Events” section of the GeneDx investor relations website at https://ir.genedx.com/.
Safe Harbor Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our future performance and our market opportunity, including our preliminary, unaudited fourth quarter and full year 2024 revenue, fourth quarter and full year 2024 test result volumes, and fourth quarter 2024 operational cash flow and adjusted net income. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to implement business plans, goals and forecasts, and identify and realize additional opportunities, (ii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry, (iii) the size and growth of the market in which we operate, (iv) our ability to pursue our new strategic direction, and (v) our ability to enhance our artificial intelligence tools that we use in our clinical interpretation platform. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2024 and other documents filed by us from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.
About GeneDx
At GeneDx (Nasdaq: WGS), we believe that everyone deserves personalized, targeted medical care—and that it all begins with a genetic diagnosis. Fueled by one of the world’s largest rare disease data sets, our industry-leading exome and genome tests translate complex genomic data into clinical answers that unlock personalized health plans, accelerate drug discovery, and improve health system efficiencies. For more information, please visit genedx.com and connect with us on LinkedIn, X, Facebook, and Instagram.
Investor Relations Contact:
Investors@GeneDx.com
Media Contact:
Press@GeneDx.com